Exhibit 99.77(I)

ITEM 77I – Terms of New or Amended Securities

Effective July 15, 2014, Voya Mutual Funds registered Class R6 Shares on behalf of Voya Global Real Estate Fund. Class R6 shares are sold without a front-end load and are not subject to a CDSC.